NVE Corporation Announces CEO Change and Board Expansion

EDEN PRAIRIE, Minn.—June 22, 2026—NVE Corporation (Nasdaq: NVEC) announced today that Daniel A. Baker, Ph.D. will retire as President and Chief Executive Officer effective with the Company’s Annual Shareholders’ meeting on August 6, 2026. The Board of Directors has appointed Peter G. Eames, Ph.D., currently Vice President of Advanced Technology, as President and Chief Executive Officer effective at that time.

Subject to shareholder approval, Dr. Baker will remain on the Company’s Board of Directors as Chairman, current Chairman Terrence W. Glarner will remain on the Board, and Dr. Eames will join the Board. In addition to the incumbent board and Dr. Eames, the Board nominated a new director, Carolyn W. Valentine. Pending shareholder approval, the Board will expand from five to seven directors.

“Leading NVE has been the privilege of a lifetime,” said Dr. Baker. “I am proud of what our team has accomplished and confident the company is well-positioned for continued success under Pete’s leadership.” Baker added, “The Board conducted a thoughtful succession planning process and unanimously selected Pete as the company’s next CEO. Pete brings extraordinary experience, dedication, and judgment, and I know shareholders will be well served by his leadership in the years ahead.”

Baker continued, “I look forward to continuing my commitment to NVE’s success as chairman. The board joins me in thanking Terry Glarner for his more than 25 years of leadership and service as our chairman.”

Baker joined NVE in 2001. During his tenure, the company grew from primarily contract research to a leading provider of advanced spintronics-based products.

Eames has served as Vice President of Advanced Technology since 2016. He has been an NVE employee in various capacities since joining the Company in 2003 after completing his Ph.D. in Experimental Condensed Matter Physics from the University of Minnesota. In his current position he has led the company’s research and development efforts and managed production expansions and major capital investments.

“I am honored to be selected to lead NVE,” said Eames. “We have a talented team, strong customer relationships, and exciting opportunities ahead. I look forward to building on the company’s momentum and continuing to create value for our shareholders, customers, employees, and partners.”

First-time Director nominee Carolyn W. Valentine has served as President of Grason-Stadler, a Demant Company, since October 2023. Demant is a publicly traded hearing healthcare and audio technology group, and GSI is a world leader in audiology equipment.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2026.

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